Exhibit 10.1

		Bonus Levels as % of Base Salary
	2007
	Base	50%	80%	100%	120%
Name and Title	Salary	of Target(1)	of Target	of Target	of Target(2)

Kenton K. Alder CEO	$520,000	10%	35%	70%	149%

Steven W. Richards CFO	$270,000	10%	27.5%	55%	116%

Doug Soder EVP	$330,000	10%	27.5%	55%	116%

Shane Whiteside COO	$320,000	10%	27.5%	55%	116%

O. Clay Swain Sr. V.P. — Marketing	$195,000	10%	27.5%	55%	116%

(1)	Represents percentage of 2007 base salary that executive will receive (assuming applicable individual performance goals are met and discretionary portion is paid in full) if TTM achieves 50% of the operating income target established by TTM’s Board. Bonuses will not be earned if operating income is less than 50% of the target.

(2)	Represents maximum potential bonus payout.